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                                                                    EXHIBIT 12.1


           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

                                                             Six Months Ended June 30,
                                                           -----------------------------
                                                             2000                 1999
                                                           ---------            --------
Earnings:

  Pre-tax income                                             $  751              $  758

  Add:
    Interest and fixed charges,
      excluding capitalized interest                            219                 192

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                      84                  93

    Distributed income of investees
      accounted for under the equity method                      45                   -

    Amortization of capitalized interest                          3                   2

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                                  9                   9
                                                            --------            --------

  Total earnings available for fixed charges                 $1,093              $1,036
                                                            ========            ========

Fixed charges:

  Interest and fixed charges                                 $  223              $  198

  Portion of rent under long-term operating
    leases representative of an interest factor                  84                  93
                                                            --------            --------

  Total fixed charges                                        $  307              $  291
                                                            ========            ========

Ratio of earnings to fixed charges                             3.56x               3.56x
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